Exhibit 10.17

Execution Version

AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of April 18, 2006 between MAIR Holdings, Inc., a Minnesota corporation (“MAIR”), and UMB Bank, N.A. as trustee for the $14,000,000 Kenton County Airport Board Special Facilities Revenue Bonds,1999 Series A (Mesaba Aviation, Inc. Project) (the “Trustee”).

WITNESSETH:

WHEREAS, the Trustee is the successor trustee for those certain $14,000,000 Kenton County Airport Board Special Facilities Revenue Bonds,1999 Series A (Mesaba Aviation, Inc. Project) (the “Bonds”) and has claims on the Bonds that are evidenced by various documents (the “Bond Documents”) including, without limitation, (i) that certain Trust Indenture by and between the Kenton County Airport Board and Norwest Bank Minnesota, National Association, as trustee, dated as of July 1, 1999 (the “Indenture”); and (ii) that certain Lease Agreement by and Between Kenton County Airport Board and Mesaba Aviation, Inc. dated as of July 1, 1999 (the “Lease Agreement”); and

WHEREAS, MAIR guarantees obligations of its wholly-owned subsidiary, Mesaba Aviation, Inc. (“Mesaba”) with respect to the Bond Documents pursuant to that certain Guaranty Agreement dated as of July 1, 1999 (the “Guaranty”), including, without limitation the full and prompt payment of the principal, premium, if any, and interest, when and as the same shall become due and payable as provided in the Indenture and Mesaba’s full and prompt performance of all obligations under the Lease Agreement, all as more fully provided for in the Guaranty; and

WHEREAS, MAIR has been making certain payments to the Trustee since October 13, 2005, the date on which Mesaba filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code including: $91,927.61 on November 2, 2005, $91,927.55 on December 6, 2005, $91,927.61 on December 30, 2005, $91,927.61 on January 31, 2006, $91,927.61 on February 27, 2006 and $91,927.61 on March 1, 2006; and

WHEREAS, on February 15, 2006, the Trustee declared the liability of MAIR for all sums owed to the Trustee under the Bond Documents and Guaranty to be immediately due and payable, demanded the immediate payment in full in cash of all such sums, and demanded arrangements for the payment of any other charges due under the Bond Documents and Guaranty (including the Trustee’s costs of collection), all as more fully set forth in that certain demand letter dated February 15, 2006; and

WHEREAS, the Trustee has agreed to forbear the acceleration and payment of amounts due under the Bond Documents and Guaranty in exchange for MAIR delivering a letter of credit for the benefit of the Trustee and certain other agreements between the parties, and the parties have agreed to memorialize the terms and conditions of their agreement,

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Execution and Delivery of Letter of Credit. Contemporaneously with the execution of this Agreement, MAIR shall deliver to the Trustee a letter of credit (the “LOC”) from a bank acceptable to the Trustee (the “Issuing Bank”), effective as of the date of this Agreement, in form and substance acceptable to the Trustee, that names the Trustee as beneficiary, and in substantially the form attached hereto. The LOC shall be in the amount of $13,110,000 representing: (i) the $13,015,000 principal amount of the Bonds as of the date of this Agreement; (ii) the approximate amount of the payments for one month described in Section 4.03(a)(y) and (a)(z) of the Lease Agreement; and (iii) an additional amount to cover the Trustee’s collection costs of the LOC.

2.             Obligation to Maintain Letter of Credit. From and after the date of this Agreement, MAIR shall ensure that until all obligations required by the Bond Documents and Guaranty are indefeasibly satisfied in full, in cash, MAIR shall maintain an LOC meeting the requirements described in this Agreement.

3.             Payment of Amounts Under Bond Documents. From and after the date of this Agreement, MAIR shall pay the Trustee, in cash, all amounts required under the Bond Documents when and as the same would become due absent a default under any of the Bond Documents, including, without limitation, all amounts required under Section 4.03 of the Lease Agreement. MAIR shall also pay the Trustee, in cash, the Trustee’s costs, attorney’s fees, charges and expenses as required by the Bond Documents and Guaranty.

4.             Dollar Amount of Letter of Credit. So long as no Event of Default (as defined below) exists, each July 15 commencing July 15, 2006, MAIR may reduce the dollar amount of the LOC by the amount described in Schedule 4.0 (attached to this Agreement). MAIR shall ensure that notwithstanding any provision of this Agreement, the dollar amount of the LOC shall at all times meet or exceed the mandatory minimum remaining dollar amounts described in Schedule 4.0. In the event that any applicable LOC does not contain terms that automatically reduce the dollar amount of the LOC by the amount described in Schedule 4.0, then MAIR shall give the Trustee notice (in the manner described below) not less than fifteen days before any change in the dollar amount of the LOC becomes effective. For the avoidance of doubt, the terms of the LOC shall not otherwise be changed without the Trustee’s express written consent.

5.             Forbearance of Acceleration. In consideration for MAIR delivering the LOC and complying with the other requirements of this Agreement, for so long as no Event of Default (as defined below) exists, the Trustee shall not demand acceleration and payment of the amounts due from MAIR to the Trustee under the Bond Documents and/or Guaranty.

6.             Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)           MAIR fails to make any payment when due to the Trustee under the Bond Documents or the Guaranty;

(b)           MAIR fails to provide the Trustee satisfactory evidence that the LOC has been renewed within forty-five (45) days prior to any expiration of the LOC then in effect;

(c)           The LOC is not renewed within forty-five (45) days prior to any expiration of the LOC then in effect;

(d)           The Issuing Bank for the LOC notifies the Trustee (in the manner required by the LOC) of the Issuing Bank’s intent not to renew the LOC;

(e)           All Bonds then outstanding become subject to mandatory redemption under the Indenture;

(f)            MAIR fails to comply with any other term of this Agreement; and/or

(g)           MAIR commits any “Event of Default” as that term is used in the Guaranty.

7.             Remedies on Default. Upon the occurrence of an Event of Default, the Trustee, may, in its sole discretion, without any further action required under this Agreement or otherwise, and without notice to MAIR or any opportunity to cure:

(a)                                  make an immediate draw on the LOC;

(b)                                 without terminating this Agreement, treat the Trustee’s obligations to MAIR under this Agreement as terminated (while retaining all rights against MAIR);

(c)                                  pursue any other remedy provided by the Bond Documents and/or the Guaranty; and/or

(d)                                 pursue any remedy provided by applicable law.

8.             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, facsimile (with receipt confirmed by telephone), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Trustee:	UMB Bank, N.A., as Trustee
Corporate Trust Division
2401 Grand Blvd., Suite 200
Kansas City, MO 64108
Facsimile: (816) 860-3029
Attention: Anthony Hawkins

With copies to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Facsimile: (617) 542-2241
Attention: Kevin J. Walsh

And

Oppenheimer Funds, Inc.
350 Linden Oaks
Rochester, NY 14625
Attention: Angela Uttaro

And

Merrill Lynch Investment Managers
800 Scudders Mill Road
Section 1B
Plainsboro, NJ 08536
Attention: Christopher Fornal

If to MAIR:	MAIR Holdings, Inc.
150 South 5th Street
Suite 1360
Minneapolis, MN 55402
Facsimile: (612) 333-0590
Attention: General Counsel

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.             Assignability and Binding Effect. MAIR’s obligations under this Agreement shall not be assigned absent the Trustee’s express written consent, which consent shall be given or refused in the Trustee’s sole discretion. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

10.           Complete Understanding; Amendment. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written, by or among the parties hereto. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.

11.           Governing Law; Jury Waiver. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MASSACHUSETTS WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUIT INVOLVING THE CONSTRUCTION OR ENFORCEMENT OF THIS AGREEMENT.

12.           Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.           Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

14.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

15.           Representations. MAIR represents that this Agreement has been duly authorized by MAIR and that MAIR has full corporate power and authority to undertake the requirements of this Agreement. The Trustee represents that this Agreement has been duly authorized by the Trustee and that the Trustee has full corporate power and authority to undertake the requirements of this Agreement.

16.           Time of the Essence. The parties agree to strictly observe the time limits described in this Agreement, and that time is of the essence of this Agreement.

17.           Mutual Negotiation. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

18.           Non-Waiver. The parties acknowledge that notwithstanding any other provision of this Agreement: the provisions of this Agreement reflect only the Trustee’s agreement to forebear from exercising certain rights of the Trustee against MAIR under the Guaranty; nothing in this Agreement shall be deemed to amend or modify the Bond Documents, or the Guaranty; and nothing in this Agreement shall restrict any rights of the Trustee under the Bond Documents, the Guaranty and/or under applicable law against any other party. The parties further agree that waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.

19.           Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

20.           Further Acts. If at any time after this Agreement is signed any further action by any party to this Agreement is reasonably necessary or desirable to carry out the purposes of this Agreement, such party shall promptly take all such necessary or desirable action or use such party’s best efforts to cause such action to be taken.

IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

MAIR HOLDINGS, INC.			UMB BANK, N.A., AS TRUSTEE

By:	/s/ Robert E. Weil		By:	/s/ Anthony P. Hawkins
	Name: Robert E. Weil			Name:	Anthony P. Hawkins
	Title:	Vice President, Finance and		Title:	Vice president
Chief Financial Officer

Schedule 4.0

Date on Which MAIR May Reduce Dollar Amount of Letter of Credit (subject to compliance with other requirements of the Agreement)	Dollar Amount by Which LOC May Be Reduced	Mandatory Remaining Minimum Dollar Amount of LOC After Any Reduction Described in Column to Left is Taken
July 15, 2006	$235,000.00	$12,875,000.00
July 15, 2007	$250,000.00	$12,625,000.00
July 15, 2008	$265,000.00	$12,360,000.00
July 15, 2009	$285,000.00	$12,075,000.00
July 15, 2010	$305,000.00	$11,770,000.00
July 15, 2011	$325,000.00	$11,445,000.00
July 15, 2012	$345,000.00	$11,100,000.00
July 15, 2013	$370,000.00	$10,730,000.00
July 15, 2014	$395,000.00	$10,335,000.00
July 15, 2015	$420,000.00	$9,915,000.00
July 15, 2016	$445,000.00	$9,470,000.00
July 15, 2017	$475,000.00	$8,995,000.00
July 15, 2018	$510,000.00	$8,485,000.00
July 15, 2019	$540,000.00	$7,945,000.00
July 15, 2020	$575,000.00	$7,370,000.00
July 15, 2021	$615,000.00	$6,755,000.00
July 15, 2022	$655,000.00	$6,100,000.00
July 15, 2023	$700,000.00	$5,400,000.00
July 15, 2024	$745,000.00	$4,655,000.00
July 15, 2025	$795,000.00	$3,860,000.00
July 15, 2026	$850,000.00	$3,010,000.00
July 15, 2027	$910,000.00	$2,100,000.00
July 15, 2028	$970,000.00	$1,130,000.00